 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2010

ATS Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51552	11-3747850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 766-2400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02               Results of Operations and Financial Conditions

On March 24, 2010, ATS Corporation announced its financial results for the fourth quarter and year ended December 31, 2009.  The press release containing the announcement is attached hereto as Exhibit 99.1.

The information contained in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section.  The information in this report shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2010, the Company announced that Sidney E. Fuchs, age 48, has been appointed the Chief Operating Officer of the Company effective April 5, 2010.

Mr. Fuchs was most recently the President and Chief Executive Officer of OAO Technology Solutions (“OAOT”), a global provider of information technology services to commercial and government customers that was sold in January of this year to Platinum Equity, a private equity firm with over $27 billion in aggregate portfolio company revenue.   He had served in that role since 2007.  From 2002 to 2007, he served in two executive roles with Northrop Grumman Corporation (“Northrop”).  He was the President of Northrop’s Information Technology’s Civilian Agencies Group, a $1.4 billion unit delivering IT services to the healthcare, homeland security, public safety and federal civilian markets.    Prior to this position, he was the President and Chief Executive Officer of TASC Inc., at the time a Northrop subsidiary providing systems engineering expertise to the intelligence, aerospace and defense markets, which grew organically from $450 million to over $1.2 billion during his tenure.  In addition, he has held other management positions at Rational Software, Oracle Corporation and Digital Equipment Corporation.  Earlier in his career, he was a Central Intelligence Agency officer and he served in various operations, engineering, and management roles worldwide. In 2008, the Undersecretary of Defense for Intelligence appointed Mr. Fuchs to the Defense Science Board as a member of the Permanent Task Force on Intelligence.  Upon nomination by the White House in 2002, he was appointed by the Secretary of Defense to the National Defense University (“NDU”) Board of Visitors and in 2003 was named an NDU Distinguished Visiting Fellow.  He is a graduate of Louisiana State University with B.S. and M.S. degrees in Mechanical Engineering.

On March 1, 2010, Mr. Fuchs entered into a three-year employment agreement (the “Agreement”) with the Company effective April 5, 2010.  The terms of the Agreement provide for (i) a base salary of $375,000, (ii) an annual performance bonus of up to 75% of base salary at target performance, (iii) a $50,000 signing bonus with $25,000 paid on April 5, 2010 and $25,000 paid six months from the start date, (iv) a grant of 60,000 shares of restricted stock on April 5, 2010 with 10,000 shares vesting on April 5, 2011, 15,000 shares vesting on April 5, 2012, and 35,000 shares vesting on April 5, 2013, (v) a 40,000 stock option grant with an exercise price at the Company closing stock price on April 5, 2010, vesting over four years, with 5,000 options vesting each on the first and second anniversary, 10,000 options vesting on the third anniversary and 20,000 vesting on the fourth anniversary, and (vi) health, life and disability insurance consistent with that of other Company executives.  The Agreement also provides for severance throughout the Agreement’s term.  During the first six months of employment, either Mr. Fuchs or the Company may terminate the Agreement for any reason and in such case Mr. Fuchs would be paid six months of his base salary.  Thereafter, the Agreement provides for a severance for termination “without cause’ or for “good reason” and the severance payment would be based on eighteen months of his base salary.  In the event of a “change in control” and Mr. Fuch’s employment is terminated “without cause” or for “good reason”, the Agreement provides for a severance payment based on eighteen months of base salary.  A copy of the employment agreement between Mr. Fuchs and the Company will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2010.

Mr. Fuchs is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

The press release containing this announcement is filed hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release Dated March 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:        March 24, 2010

ATS CORPORATION

By:	/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff
Chairman, President and
Chief Executive Officer